Exhibit 99.2

Silver Triangle Building

25505 West Twelve Mile Road

Southfield, MI 48034-8339

(248) 353-2700

NEWS RELEASE

Date: March 25, 2015

Investor Relations: Douglas W. Busk

Senior Vice President and Treasurer

(248) 353-2700 Ext. 4432

IR@creditacceptance.com

NASDAQ: CACC

CREDIT ACCEPTANCE ANNOUNCES PRICING OF

$250 MILLION SENIOR NOTES OFFERING

Southfield, Michigan – March 25, 2015 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today it priced $250 million of its 7.375% senior notes due 2023 (the “notes”) in its previously-announced offering. The issue price is 99.266% of the principal amount of the notes. The closing of the sale of the notes is expected to occur on or about March 30, 2015, subject to customary closing conditions. We intend to use the net proceeds from the offering of the notes for general corporate purposes, which may include repayment of outstanding borrowings, if any, under our revolving credit facility.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The notes will not be registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements.